                                                                  Exhibit 9

                              EMPLOYMENT AGREEMENT
                              --------------------
         AGREEMENT, dated as of this 1st day of January 1997, between BRK Brands, Inc. (the "Company") and the undersigned executive whose name and address appear on the signature page hereto (the "Executive").

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, the Company considers it important to the best interests of the Company and its affiliated corporations that the Executive be encouraged to maintain employment with the Company;

         WHEREAS, the Company considers it imperative to the best interests of the Company and its affiliated corporations that the Executive be subject to certain restrictions concerning the activities which he may undertake for himself or others unrelated to the Company and its corporate affiliates and would not enter into an agreement to provide certain benefits to Executive absent such restrictions; and

         WHEREAS, the Company anticipates that entering into an employment agreement will operate as an incentive for the Executive to maintain employment with the Company and to refrain from activities contrary to the interests of the Company and its corporate affiliates;

         NOW, THEREFORE, to induce the Executive to maintain employment with the Company and to refrain from activities contrary to the interests of the Company and its corporate affiliates, and to induce the Company to continue Executive's employment with the Company and to provide certain benefits to Executive, the Company and the Executive agree as follows:

         1.       Terms of Employment.
                  -------------------

         (a) Duration of Employment. The Executive shall be employed by the Company through December 31, 1999 (the "Employment Period").

         (b) Position/Duties. The Executive shall serve as Chairman of the Board of Directors of the Company and its parent, First Alert, Inc., through at least June 30, 1998. Thereafter, the Executive shall perform such duties as he may be directed to perform by the Board of Directors of the Company ("Board").

         (c) Business Efforts. So long as the Executive is employed by the Company, the Executive shall devote a significant portion of his business time to the performance of his duties under this Agreement but in no event less than twenty (20) days per year.

         (d) Salary. Provided that the Executive continues to be employed by the Company, he shall be paid an annual base salary of $100,000.00, less any applicable payroll or other taxes required to be withheld and any required employee contributions towards benefits pursuant to Company employee benefit plans or such other amount not less than $100,000 as may be determined by the Board in its discretion.

         (e) Bonus. In addition to a base annual salary, the Executive shall be entitled to receive such bonuses as the Board may determine to be appropriate or as provided by separate agreement between the Company and the Executive. Nothing contained in this Agreement is intended to affect any rights to bonus which the Executive currently has or as precluding the entry into any future agreement concerning bonuses.

         (f) Insurance Benefits. The Executive shall be eligible to participate in all insurance benefit plans and group health programs sponsored by the Company which are applicable to non-exempt employees throughout the period of the Executive's employment by the Company, provided that the Executive pays the employee share of any premium attributable to said benefit.

         (g) Annual Physical. The Executive may elect to undergo a physical examination by a physician of the Executive's choice once each calendar year. All fees and medical expenses associated with said physical examination shall be paid by the Company.

         (h) Other Benefits. The Executive shall further be eligible to participate in other employee benefit plans such as pension and 401(k) plans and receive such benefits as vacation and leave time on the same terms as are applicable to other officers of the Company.

         2.       Termination of Employment.
                  -------------------------
         (a) By the Company. During the term of this Agreement and any extension thereof, the Executive's employment with the Company may be terminated by the Company only for cause. For purposes of this Agreement, the following reasons shall constitute "cause":

                  (1) The Executive is convicted of, or pleads guilty or nolo contenders to any felony or a crime involving moral turpitude;

                  (2) The Executive materially fails or refuses to perform his duties and such material failure or refusal continues for a period of ten (10) days following written notice of such failure or refusal in reasonable detail, it being understood that the Company's failure to achieve its business plan or projections shall not itself be considered a failure or refusal to perform duties;

                  (3) The Executive breaches any provision of Section 5 hereof;

                  (4) The Executive commits any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty or intentional malfeasance against the Company; or

                  (5)      The Executive's death or permanent incapacity.

         (b) By the Executive. During the term of this Agreement and any extension thereof, the Executive's employment with the Company may be terminated by the Executive for any reason.

         (c) Effect of Termination of Employment. The termination of the Executive's employment pursuant to subsections 2(a) or 2(b) shall relieve the Company of any further obligation to pay to the Executive salary pursuant to subsection 1(d) or bonus, or to permit the Executive's participation in any benefit plan (other than medical/dental insurance or group health program coverage as set forth below) pursuant to subsection 1(f), but shall not relieve the Company of its obligation to provide an annual physical examination pursuant to subsection 1(g) above and continuing medical/dental insurance or group health program coverage pursuant to Section 4 below, unless the Executive's employment is terminated by the Company pursuant to subsections 2(a)(1), (3) or (4), and provided that the Executive continues at all times to comply with his obligations under Section 5 below.

         3. Notice of Termination/Resignation.
            ---------------------------------

         Termination of the Executive's employment with the Company by the Company pursuant to subsection 2(a) or resignation from employment with the Company by the Executive pursuant to subsection 2(b) shall be communicated by a written "Notice of Termination" or "Notice of Resignation" to the other party. (In the case of the Executive's death or permanent incapacity, receipt of actual notice of death or incapacity by the Company shall be deemed Notice of immediate Resignation.) Except in the case of the Executive's death or permanent incapacity, the Notice of Termination or Notice of Resignation may, at the discretion of the party giving the notice, be effective immediately or at a future specified date. The date the Executive ceases performance of services for the Company pursuant to said Notice, or pursuant to the expiration of the term of this Agreement on December 31, 1999 or a later date, shall be considered the "Termination Date."

         4. Continuing Medical/Health Insurance or Group Health Program
            -----------------------------------------------------------
            Coverage.
            -------

         Provided that the Executive complies with his obligations under Section 5, the Executive shall be entitled to receive the following benefits after the Termination Date, without regard to whether said Termination Date occurs during the term of this Agreement or subsequent to its expiration:

         (a) The Executive and Jasmine R. Cresswell Candlish ("the Executive's Wife") shall be eligible to continue to participate, to the same extent and level they were participating as of the Termination Date, in any Company sponsored group medical and dental plans (whether insured or self-insured) for non-bargaining unit employees and their spouses("Group Plan") in effect on the Termination Date, for the maximum allowable period under COBRA ("COBRA Coverage"). Participation in said Group Plan by the Executive and the Executive's Wife shall be subject to his/her payment of the regular employee contribution or share for employee and spouse coverage as specified in the Group Plan. Provided that the Executive or the Executive's Wife pays said regular employee contribution, the remainder of the premium for COBRA Coverage shall be paid by the Company.

         (b) If, as of the date the Executive is no longer eligible for COBRA Coverage, the Executive has not reached the minimum age for coverage under Medicare, the Company shall at the Company's option: (1) purchase for the Executive a medical/dental insurance policy (to be effective as of the date the Executive is no longer eligible for COBRA Coverage) which will provide benefits comparable to those then available to employees of the Company under the Group Plan; or (2) directly reimburse the Executive for any medical/dental costs incurred by him after the date the Executive is no longer eligible for COBRA Coverage on the same terms as such costs would be paid by the Group Plan if the Executive were insured under such Group Plan then in effect at the Company. The Executive's benefits pursuant to this sub-section 4(b) shall terminate on the date the Executive becomes eligible for Medicare coverage. It is understood that depending upon the circumstances at the time, the payments made pursuant to this subsection (whether the payments are made to purchase insurance or to directly reimburse the Executive for medical/dental costs) may constitute taxable income to the Executive. In the event that such payments constitute taxable income, it is agreed that the payments will be reported to the Internal Revenue Service and any other appropriate taxing authority as taxable income to the Executive, and it is further agreed that the Executive shall be solely responsible for any taxes associated with such payments.

         (c) If, as of the date the Executive's Wife is no longer eligible for COBRA Coverage pursuant to subsection 4(a), the Executive's Wife has not reached the minimum age for coverage under Medicare, the Company shall at the Company's option: (1) purchase for the Executive's Wife a medical/dental insurance policy (to be effective as of the date the Executive's Wife is no longer eligible for COBRA Coverage) which will provide benefits comparable to those then available to spouses of employees of the Company under the Group Plan; or (2) directly reimburse the Executive or, in the case of the Executive's demise, the Executive's Wife, for any medical/dental costs incurred by her after the date on which the Executive's Wife is no longer eligible for COBRA Coverage on the same terms as such costs would be paid by the Group Plan if the Executive's Wife were insured under such Group Plan then in effect at the Company. The Executive's Wife's benefits pursuant to this subsection 4(c) shall terminate on the date the Executive's Wife becomes eligible for Medicare coverage. It is understood that depending upon the circumstances at the time, the payments made pursuant to this subsection (whether the payments are made to purchase insurance or to directly reimburse the Executive or the Executive's Wife for medical/dental costs) may constitute taxable income to either the Executive or to the Executive's Wife. In the event that such payments do constitute taxable income, it is agreed that the payments will be reported to the Internal Revenue Service and any other appropriate taxing authority as taxable income to the Executive and/or the Executive's Wife, and it is further agreed that the Executive and/or the Executive's Wife shall be solely responsible for any taxes associated with such payments.

         (d) It is understood and agreed that the Company's obligation to allow continuing participation in employee benefit plans as specified in subsection 4(a) and the Company's obligations to provide the benefits as specified in subsections 4(b) and (c) is contingent upon the Executive's continuing compliance with his obligations under Section 5. If the Company determines that the Executive has failed to comply with said obligations, it may cease any contribution for employee benefits, may cease any further payment of medical/dental insurance premiums or reimbursement of medical/dental costs, and may further recover from the Executive any premium payments made for or reimbursement payments made to the Executive prior to the date of the Company's determination but after the Executive initially failed to comply.

         It is further understood and agreed that if the Executive, the

Executive's wife or both of them, receive medical and dental plan coverage from another employer of the Executive which is comparable to that provided under this Agreement as such coverage may be in effect for them from time to time, the Company's obligations to provide coverage under this Section 4 to the Executive, the Executive's Wife or both of them, as the case may be, shall cease.

         5.       Restrictions on Activities.
                  --------------------------

         (a) Competition. The Executive acknowledges that he has been and will continue to be employed by the Company in a key executive capacity which has given and will give him access to confidential information concerning the Company's products, suppliers, customers, manufacturing operations and research and development activities throughout the world, that the Company is engaged in a highly competitive business and that the success of the Company's business in the marketplace depends upon its goodwill, reputation for quality and dependability and the preservation of confidential information. The Executive further acknowledges and agrees that reasonable limits may be placed on his ability to compete against the Company as provided herein so as to protect and preserve the legitimate business interests and goodwill of the Company.

         During his employment with the Company and the Non-Competition Period (as defined below), the Executive will not (anywhere in the world where the Company or any of its divisions, subsidiaries or affiliates then conducts business) engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business which competes with the Company (as defined below). For purposes of this Agreement, a business shall be considered to compete with the Company only if it engages directly or indirectly in the business of designing, manufacturing, marketing, distributing or selling (1) residential smoke detectors which are not capable of being monitored by an alarm control panel, (2) rechargeable lanterns and flashlights, (3) fire extinguishers, (4) night lights, (5) electromechanical or electronic timers which are stand alone devices and not part of a lighting control system, (6) passive infrared motion sensors which are not part of any lighting control or building control system, (7) fire-resistant storage boxes,
(8) carbon monoxide detectors, (9) fire escape ladders, (10) child safety or elder care products or (11) any other products which the Company is developing, designing, manufacturing, marketing, distributing or selling during the Executive's employment with the Company. Notwithstanding the foregoing, the Executive may own, directly or indirectly, less than 1% of the capital stock of any public corporation, may serve as a director of The Black & Decker Corporation, and may serve as a director of such other corporations, which may have any of the foregoing competing businesses as part of their business, as the Board may from time to time agree, without violating this subsection 5(a). For purposes of this Agreement, the "Non-Competition Period" shall mean the period equal to the longer of (i) the period from the effective date of this Agreement to December 31, 1997, (ii) twelve (12) consecutive months immediately following the date the Executive ceases being employed by the Company, whether the Executive's termination from employment with the Company is voluntary or otherwise, or (iii) twelve (12) consecutive months immediately following the date the Executive ceases receiving salary payments from the Company hereunder.

         (b) Non-Solicitation of Employees, Customers and Suppliers. The Executive acknowledges that by virtue of his employment with the Company he has had and will have the opportunity to develop knowledge of and relationships with the Company's employees, customers, and suppliers. The Executive further acknowledges that the Company's relationships with its employees, customers, and suppliers are critical to its ability to operate and its financial well-being.

         While employed by the Company and during the NonSolicitation Period (as defined below), the Executive will not solicit, or attempt to solicit, any officer, director, consultant, executive or employee of the Company or any of its divisions, subsidiaries or affiliates to leave his or her engagement with the Company or such division, subsidiary or affiliate nor will he call upon, solicit, divert or attempt to solicit or divert from the Company or any of its divisions, subsidiaries or affiliates any party of whose name he was aware during the term of his employment with the Company and who is, was, or was solicited to become a customer of the Company or its divisions, subsidiaries or affiliates at any time during the course of the Executive's employment with the Company nor will he divert or attempt to divert from the Company or any of its divisions, subsidiaries or affiliates any supplier (or potential supplier of whose name he is aware) of the Company, its divisions, subsidiaries or affiliates; provided, however, that nothing in this subsection 5(b) shall be deemed to prohibit the Executive from calling upon or soliciting a customer or supplier during the Non-Solicitation Period if such action relates solely to a business which does not compete with the Company. For purposes of this Agreement, the "Non-Solicitation Period" shall mean the period of thirty-six
(36) consecutive
months immediately following the Termination Date whether the Executive's termination from employment with the Company is voluntary or otherwise.

         (c) Proprietary Information. By virtue of his employment by the Company, the Executive has had and will have access to confidential specifications, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, confidential customer lists and sources of supply, and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, its divisions, subsidiaries or affiliates. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its divisions, subsidiaries or affiliates as to which the Executive may have had access, whether conceived or developed by others or by the Executive alone or with others during the period of his service to the Company, whether or not conceived or developed during regular working hours. Proprietary Information shall not include any records, data or information which are in the public domain during the period of service by the Executive, provided the same are not in the public domain as a consequence of disclosure directly or indirectly by the Executive in violation of this Agreement.

         The Executive agrees that Proprietary Information is of critical importance to the Company. The Executive has kept all Proprietary Information in a fiduciary capacity for the sole benefit of the Company. The Executive has not and shall not directly or indirectly disclose (except as required by law) to any person other than the Company or its employees authorized to receive such disclosure by the Company, or use for his own benefit or for the benefit of any other person or entity:

                  (1) any of the Company's trade secrets, at any time hereafter, and

                  (2) any Proprietary Information as defined in subsection 5(c) of this Agreement but which does not qualify as a trade secret under Illinois law, while he is employed by the Company and for a period of thirty-six (36) months following the Termination Date whether the Executive's termination from employment with the Company is voluntary or otherwise.

         (d) Non-Disparagement. The Executive further agrees that (1) he has not and will not, at any time following the date of this Agreement, take any action that will demean, disparage or criticize the Company, its subsidiaries, divisions or affiliates or any of their respective officers, employees, agents, directors or stockholders, and (2) he has not and will not make any negative or adverse remarks whatsoever to any third party, including without limitation, actual or potential customers, distributors, sales representatives and investors of the Company and past, current or future employees and/or consultants of the Company, concerning the business, operations, technologies, products, services, marketing strategies, pricing policies, management, affairs and financial condition of the Company, its subsidiaries, divisions, affiliates and/or their successors, assigns, stockholders, officers, directors and employees; provided, however, that nothing contained in this subsection shall be deemed to prohibit the Executive from truthfully responding to inquiries pursuant to legal process, providing information as required by law, conducting internal employee performance appraisals, providing information to the Board or the Company's officers, employees, and investors as necessary to the performance by the Executive of his duties, or otherwise performing his duties.

         (e) Return of Documents. The Executive agrees that upon his termination from the Company, whether voluntary or otherwise, the Executive shall deliver to the Company all notes, letters, documents and records which may contain Proprietary Information which are then in his possession or control and shall destroy any and all copies and summaries thereof not returned to the Company.

         (f) Assignment of Inventions. The Executive agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions in the Field (as defined below), together with all United States and foreign rights with respect thereto, and at the Company's expense to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on Inventions in the Field and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company, and to assist the Company in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications or copyrights. For the purposes of this Agreement, the words "Inventions in the Field" shall include any discovery, process, design, development, improvement, application, technique, or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived or made by the Executive, individually or jointly with others (whether on or off the Company's premises or during or after normal working hours) while in the employ of the Company, and which was or is directly or indirectly related to the business of the Company or any of its subsidiaries, divisions or affiliates, or which resulted or results from or was suggested by any work performed by any employee or agent thereof during the Executive's employment by the Company and for a period of thirty-six months following the Termination Date.

         (g) Additional Protections. The obligations of the Executive under the foregoing subsections 5(a) through 5(f) shall be in addition to, and shall not limit, any other obligations of the Executive to the Company imposed either by law or agreement with respect to the matters set forth in this Section 5.

         (h) Representation. THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSED AT THE TIME OF EXECUTION OF THIS AGREEMENT ARE SUFFICIENT TO PERMIT HIM TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 6 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR. THE EXECUTIVE FURTHER REPRESENTS AND WARRANTS THAT HIS ABILITY SO TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF DOES NOT DEPEND UPON HIS ABILITY TO OBTAIN COMPENSATION FOR HIS SERVICES AT, OR IN EXCESS OF, THE LEVEL AT WHICH HE WILL BE COMPENSATED BY THE COMPANY.


         6.       Remedies.
                  --------
         It is specifically understood and agreed that any breach of the provisions of Section 5 of this Agreement will result in serious and irreparable injury to the Company's business and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to obtain the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages. In addition to the foregoing, the Company shall have no obligation to make any payment or provide any benefit to the Executive under Section 4 of this Agreement on or after the date on which any breach of the provisions of Section 5 of this Agreement occurs and shall have the right to cease such payments and benefits.

         7.       No Other Benefits.
                  -----------------

         Except as specifically provided in this Agreement, the Executive shall not be entitled to any compensation, severance or other benefits from the Company, its parent or any of their respective divisions, subsidiaries or affiliates in the event of the Executive's termination of employment for any reason.

         8.       Limitations on Payments.
                  -----------------------

         Anything herein to the contrary notwithstanding, in no event shall the present value of all payments made to the Executive by the Company hereunder which constitute "parachute payments" (within the meaning of Section 280(G)(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), without regard to clause A(ii) thereof), when aggregated with any other payments made by the Company to the Executive which constitute "parachute payments" (as so defined), exceed 299% of the Executive's "base amount" (within the meaning of said Section 280(G)) unless the applicable percentage of the holders of the Company's common stock outstanding as of the date of such payments shall approve such payments after appropriate disclosure. The Company agrees to make reasonable efforts to obtain such stockholder approval. For the purposes hereof, the "present value" of any payment shall be determined in accordance with
Section 280(G) of the Code.

         9.       Severable Provisions.

                  --------------------

         The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision, except that if a court of competent jurisdiction invalidates or voids Section 5 of this Agreement or any portion thereof, the Company shall be entitled to discontinue any payments or benefits that would otherwise be provided under
Section 4 and the Executive shall forfeit his rights to the same. In the event that a court of competent jurisdiction, in the course of a proceeding to enjoin the Executive's violation of Section 5, shall determine that specific performance of any portion of Section 5 of this Agreement cannot be obtained in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to permit an order of specific performance, and that the Agreement in its reduced form shall be enforced to the full extent permitted by law.

         10.      Notices.
                  -------
         All notices hereunder, to be effective, shall be in writing and shall be delivered by hand or mailed by certified mail, postage and fees prepared, as follows:

         If to the Company:         BRK BRANDS, INC.
                                    3901 Liberty Street Road
                                    Aurora, IL 60504-8122
                                    Attn:   Haldon K. Grant

         If to the Executive, to the address set forth below his name on the signature page hereto; or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.

         11.      Miscellaneous.
                  -------------

         (a) Modification. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral, except as specifically referenced herein. This Agreement may not be amended or revised except by a writing signed by both parties or by a court of competent jurisdiction as provided in Section 9 above.

         (b) Waiver. No waiver by either party hereto at anytime of (1) any breach by the other party hereto of any provision of this Agreement, or (2) compliance with any condition of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

         (c) Assignment and Transfer. This Agreement shall not be terminated by the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity. The provisions of this Agreement shall be binding on and shall inure to the benefit of any such successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as specifically provided herein.

         (d) Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

         (e) Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of The State of Illinois.

         12. Term of Agreement. This Agreement shall become effective as of January 1, 1997, and continue in effect through December 31, 1999. The Executive's obligations under Section 5, and the Company's obligations under subsection 1(g) and Section 4 shall continue without regard to expiration.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

The Executive                               BRK Brands, Inc.

By: /s/ Malcolm Candlish                       By: /s/ David V. Harkins
-------------------------------                -----------------------------
Malcolm Candlish                                David V. Harkins
465 Walls Way                                   Chairman of the
Osprey, Florida 34229                           Compensation Committee